Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports Record Backlog for
Fourth Quarter and Fiscal 2010
•	Fourth quarter sales of $13.8 million; 67% from international projects

•	Gross profit margin was a solid 31.1% for the fourth quarter; operating margin was 9%

•	Achieved a new record for backlog at $94.3 million; $18.3 million in new orders during the quarter

•	Exceptionally strong year-end balance sheet with a cash and investment balance of $74.6 million and no bank debt
BATAVIA, NY, May 21, 2010 — Graham Corporation (NYSE Amex: GHM), a designer and manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported its financial position and results of operations for its fourth quarter and fiscal year ended March 31, 2010 (“fiscal 2010”).
Net sales were $13.8 million in the fourth quarter, a decline of 44.6% when compared with net sales of $24.8 million in the prior year’s fourth quarter. Net income in the fourth quarter was $0.6 million, or $0.06 per diluted share, a decline of 82.9% compared with net income of $3.6 million, or $0.35 per diluted share, in the same period last year. Excluding a $0.3 million, or $0.03 per diluted share, charge associated with a deferred tax valuation adjustment, net income was $0.9 million, or $0.09 per diluted share.
For fiscal 2010, revenue was $62.2 million, representing a 38.5% decline from revenue of $101.1 million for the year ended March 31, 2009 (“fiscal 2009”). Net income in fiscal 2010 was $6.4 million, a decrease of 63.6% from net income of $17.5 million in fiscal 2009. Earnings per diluted share in fiscal 2010 were $0.64, compared with $1.71 in fiscal 2009.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “As expected, revenue in the fourth quarter was weak as we work our way through what we believe is the trough of the current business cycle. We believe that our deliberate efforts during the strength of the most recent growth cycle to create efficiencies and flexibility allowed us to continue to be profitable despite the dramatic decline in sales we experienced in fiscal 2010 as customers curtailed or reduced major project work. Although we believe that the recovery in our markets is somewhat tentative, we are seeing more activity than we had last year at this time.”
Fourth Quarter review
International sales during the fiscal 2010 fourth quarter were $9.3 million, up from $9.0 million during the same quarter of fiscal 2009. Sales to Mexico, Western Europe, Africa and the Middle East increased but were somewhat offset by lower sales to South America, Asia and Canada. U.S. sales in the fourth quarter of fiscal 2010 declined $11.3 million, or 71.6%, to $4.5 million, compared with U.S. sales of $15.8 million in the fourth quarter of fiscal 2009. International sales represented 67% of total sales in the fourth quarter of fiscal 2010 compared with 36% in fiscal 2009’s fourth quarter, while U.S. sales comprised 33% of total sales in the current quarter compared with 64% in last year’s fourth quarter. Graham believes that the significant decline in U.S. sales reflects continued weakness in the U.S. refining market, which is expected to continue through fiscal 2011, and perhaps longer.
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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 2
In Graham’s leading industries, 34% of sales in the fourth quarter of fiscal 2010 were to the refining industry, compared with 37% of sales in the same period of the prior fiscal year. Approximately 45% of sales were to the chemical/petrochemical industry during the fourth quarter of fiscal 2010, compared with 35% in the prior year’s fourth quarter.
Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which Graham believes are more visible on a trailing 12-month basis. Nevertheless, Graham expects that international sales will comprise a larger portion of future revenue for fiscal 2011 and beyond.
Gross profit was $4.3 million, or 31.1% of sales, in the fourth quarter of fiscal 2010, compared with $9.6 million, or 38.8% of sales, in the same period of the prior fiscal year. Graham has worked through substantially all of the backlog of more profitable orders that were received during the previous strong market cycle and increased competition for orders resulted in lower gross profit margin in the current quarter compared with the prior year’s period.
Selling, general and administrative (“SG&A”) expenses in the fourth quarter declined to $3.1 million compared with $3.5 million in the fourth quarter of fiscal 2009 due to decreased variable costs, such as commissions related to the decline in sales, as well as to lower salaries and benefits expense as the full contribution of Graham’s fiscal 2009 and fiscal 2010 restructuring initiatives was realized. As a percentage of sales, SG&A was 22.5% in the fourth quarter of 2010 compared with 14.1% in the 2009 fourth quarter and reflects the lower level of sales.
Mr. Lines noted, “We worked to preserve our sales and engineering staff during the current downturn because our critical competitive advantage is our customer service and our involvement in the early planning stages of projects that may not quickly come to fruition. We believe that working with our customers at the beginning stages of a project provides us with valuable knowledge and customer insight that in turn provides us with an advantage when the project comes up for bid. We believe that our success in winning orders in the extremely tight project environment is a testament to our customer-oriented market approach.”
Operating profit was $1.18 million, or 8.6% of sales. This compares with operating profit of $5.57 million, or 22.4% of sales, in the fourth quarter of fiscal 2009, which was the end of the last business cycle peak.
Interest income in the fourth quarter of fiscal 2010 declined to $11 thousand compared with $30 thousand in the same period of the prior fiscal year, primarily as a result of a significant decline in current U.S. Treasury yields compared with a year ago.
Graham’s effective tax rate was unusually high at 48.7% in the fourth quarter of fiscal 2010 compared with an effective tax rate of 36.0% for the fourth quarter of fiscal 2009. The increase was primarily due to the recording of a valuation allowance against deferred tax assets associated with New York state income tax credits that are not expected to be utilized. Excluding this charge, Graham’s effective tax rate would have been 22.7%.
Fiscal 2010 Review
International sales were 55% of sales for fiscal 2010, compared with 37% in fiscal 2009, while U.S. sales represented 45% of sales during the period, compared with 63% last year. Sales to Asia and Africa increased appreciably and sales to Mexico were up slightly. Sales to all other regions declined.
Sales to the refining industry accounted for 41% of revenue in fiscal 2010, down from 46% in fiscal 2009. Chemical/petrochemical sales were 35% of revenue, compared with 27% last year, and 24% of fiscal 2010 sales were to other markets, compared with 27% in fiscal 2009.
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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 3
Gross profit for fiscal 2010 was $22.2 million, or 35.7% of sales, compared with $41.7 million, or 41.3% of sales, in fiscal 2009. The decline was primarily related to the lower sales volume somewhat offset by cost reduction initiatives, procurement initiatives and gains in operating efficiencies achieved as part of Graham’s continuous improvement program.
SG&A expenses were $12.1 million, or 19.4% of sales, in fiscal 2010 compared with $14.8 million, or 14.7% of sales, in fiscal 2009. The decrease in dollars was due primarily to reduced commissions on lower sales as well as to the effects of Graham’s restructuring initiatives.
For fiscal 2010, Graham’s effective tax rate was 36.8% compared with 34.7% in fiscal 2009. The increase is due to $0.7 million in non-recurring charges in fiscal 2010. The combination of these charges and a related interest charge impacted fiscal 2010 earnings by $0.8 million, or approximately $0.08 per share. Excluding the tax charges, Graham’s effective tax rate was 29.1%. The effective tax rate for fiscal 2011 is expected to be 30% to 33%.
Strong Balance Sheet with Significant Cash Position
Cash, cash equivalents and investments at March 31, 2010 were $74.6 million, compared with $57.7 million at December 31, 2009 and $46.2 million at March 31, 2009. The higher cash balance at fiscal year-end was largely related to a significant increase in negotiated customer deposits. These deposits are expected to be used to procure materials for the related projects that are expected to be completed in fiscal 2011 and 2012. Approximately $70.1 million was invested in U.S. Treasury notes with maturity periods of 91 to 180 days at March 31, 2010. As of March 31, 2010, Graham had no borrowings, excluding letters of credit, against its $30.0 million revolving line of credit facility.
Net cash provided by operating activities for the fourth quarter of fiscal 2010 was $17.5 million, compared with $3.6 million in the prior year’s fourth quarter. For all of fiscal 2010, cash provided by operations was $30.3 million compared with $11.0 million in cash provided by operations during fiscal 2009. The increase in both the quarter and full year periods was related to the increase in customer deposits, as discussed above. In addition, the full year increase reflects a sizable reduction in unbilled revenue offset by a large pension plan contribution that was made in fiscal 2009.
Capital expenditures were $501 thousand in the fourth quarter and $1.0 million for fiscal 2010, compared with $299 thousand for the fourth quarter and $1.5 million for fiscal 2009. Capital expenditures in fiscal 2011 are expected to be approximately $2.8 million to $3.3 million. The planned capital spending increase for fiscal 2011 compared with fiscal 2010 is primarily attributed to $1.5 million in equipment that will be required to complete the large U.S. Navy program order that Graham won in the third quarter of fiscal 2010. Approximately 80% of capital spending is expected to be for machinery and equipment, and information technology and other anticipated expenditures will each account for approximately 10% of anticipated capital spending.
There were no repurchases of shares in the fourth quarter of fiscal 2010 under Graham’s previously announced stock buyback program.
Record Backlog Extends into Fiscal 2012
Orders during the fourth quarter of fiscal 2010 were $18.3 million compared with orders of $20.5 million in the prior year’s fourth quarter. Orders from international customers were $11.1 million, or 61% of total orders, while U.S. customers were $7.2 million, or 39% of total orders. This compares with last year’s fourth quarter when international orders were $12.9 million and U.S. orders were $7.6 million, or 63% and 37% of total orders, respectively.
Graham’s backlog was a record $94.3 million at March 31, 2010 compared with $48.3 million at the end of last year’s fiscal fourth quarter and $89.8 million at December 31, 2009. The large order for equipment to be used by the U.S. Navy was included in backlog in both the third and
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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 4
fourth quarters of fiscal 2010. At March 31, 2010, there were four orders in backlog with a value of approximately $7.0 million which remained on hold. There were no orders put on hold or canceled during the fourth quarter of fiscal 2010; however, subsequent to the end of the quarter, one of the orders in backlog, valued at $1.4 million, was cancelled. Graham believes it is well-positioned to convert existing backlog to meet customer demand.
Approximately 37% of projects in Graham’s backlog as of the end of the fourth quarter are for refinery projects, 15% for chemical and petrochemical projects and 48% for power and other markets compared with 38%, 35% and 27%, respectively, at March 31, 2009. Included in backlog are several large orders, including the order related to the U.S. Navy’s carrier program, that are not expected to begin to be delivered until fiscal 2012 and beyond. Consequently, Graham expects only about 50% to 60% of its current backlog to ship in the next twelve months, as opposed to the typical 85% to 90% of backlog that would normally ship in a twelve-month period.
Graham expects sales for the first half of fiscal 2011 to be very similar to the last half of fiscal 2010 and that the first half of fiscal 2011 will represent the tail end of this cycle’s trough. Gross margins are expected to generally be in the mid-to-upper 20 percent range during fiscal 2011 due to a more competitive order environment. Looking to the second half of fiscal 2011, Graham believes that the potential for sales are expected to be much stronger based on current backlog, with the majority of anticipated growth coming from Asia, the Middle East and, to a lesser extent, South America. Based on this scenario, Graham expects revenue for fiscal 2011 will be in the range of $65 million to $72 million. During fiscal 2011, gross margin is expected to be in the range of 27% to 31% and SG&A is expected to be in the range of $12.5 to $13.0 million.
Mr. Lines concluded, “The recovery remains tentative and the environment for limited projects is highly competitive. Nonetheless, we continue to defend our leading position as the premier provider of engineered-to-order vacuum systems and surface condensers for the energy and petrochemical industries. In the long run, we believe the global energy market will continue to grow steadily and we intend to capitalize on growth opportunities both through organic growth and acquisitions.”
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial and operating results for the fourth quarter and year ended March 31, 2010, as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call can be accessed by dialing 1-201-689-8560 and requesting conference ID number 349423. The webcast can be monitored on Graham’s Web site at www.graham-mfg.com.
To listen to the archived call, dial 1-201-612-7415, and enter the conference ID number 349423 and account number 3055. A telephonic replay will be available from 2:00 p.m. on the day of release through May 28, 2010, at 11:59 p.m. Eastern Time. A transcript will also be posted, once available.
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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 5
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and electrical power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on the Graham Corporation can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenue, the timing of conversion of backlog to sales, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 6
Graham Corporation Fourth Quarter Fiscal 2010
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	March 31,		%	March 31%
	2010	2009	Change	2010	2009	Change

Net sales	$13,777	$24,848	(44.6%)	$62,189	$101,111	(38.5%)

Cost of products sold	9,499	15,215	(37.6%)	39,958	59,399	(32.7%)

Gross profit	4,278	9,633	(55.6%)	22,231	41,712	(46.7%)

Gross profit margin	31.1%	38.8%	(19.9%)	35.7%	41.3%	(13.3%)
Expenses and other income:
Selling, general and administrative	3,095	3,505	(11.7%)	12,093	14,825	(18.4%)
Other expense		559	(100.0%)	96	559	(82.8%)

Operating profit	1,183	5,569	(78.8%)	10,042	26,328	(61.9%)
Operating profit margin	8.6%	22.4%	(61.7%)	16.1%	26.0%	38.0%
Interest income	(11)	(30)	(63.3%)	(55)	(416)	(86.8%)
Interest expense	2	1	100.0%	36	5	620.0%
Income before income taxes	1,192	5,598	(78.7%)	10,061	26,739	(62.4%)
Provision for income taxes	581	2,017	(71.2%)	3,700	9,272	(60.1%)

Net income	$611	$3,581	(82.9%)	$6,361	$17,467	(63.6%)

Per share data
Basic
Net income	$0.06	$0.35	(82.9%)	$0.64	$1.72	(62.8%)

Diluted
Net income	$0.06	$0.35	(82.9%)	$0.64	$1.71	(62.6%)

Weighted average common shares outstanding:
Basic	9,905	10,102		9,899	10,134
Diluted	9,950	10,116		9,937	10,195

Dividends declared per share	$0.02	$0.02		$0.08	$0.075
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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 7
Graham Corporation Fourth Quarter Fiscal 2010
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	March 31,
	2010	2009
	(Amounts in thousands,
	except per share data)

Assets
Current assets:
Cash and cash equivalents	$4,530	$5,150
Investments	70,060	41,059
Trade accounts receivable, net of allowances ($17 and $39 at March 31, 2010 and 2009, respectively)	7,294	6,995
Unbilled revenue	3,039	10,444
Inventories	6,098	4,665
Income taxes receivable		4,054
Prepaid expenses and other current assets	651	375

Total current assets	91,672	72,742
Property, plant and equipment, net	9,769	9,645
Prepaid pension asset	7,335	4,300
Other assets	203	237

Total assets	$108,979	$86,924

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$66	$28
Accounts payable	6,623	5,514
Accrued compensation	4,010	4,630
Accrued expenses and other current liabilities	2,041	2,266
Customer deposits	22,022	5,892
Income taxes payable	68	—
Deferred income tax liability	138	4,865

Total current liabilities	34,968	23,195

Capital lease obligations	144	31
Accrued compensation	292	250
Deferred income tax liability	2,930	1,253
Accrued pension liability	246	256
Accrued postretirement benefits	880	828
Other long-term liabilities	445	—

Total liabilities	39,905	25,813

Stockholders’ equity:
Preferred stock, $1.00 par value -
Authorized, 500 shares
Common stock, $.10 par value -
Authorized, 25,500 shares
Issued, 10,155 and 10,127 shares at March 31, 2010 and 2009, respectively	1,016	1,013
Capital in excess of par value	15,459	14,923
Retained earnings	59,539	53,966
Accumulated other comprehensive loss	(4,386)	(6,460)
Treasury stock (305 and 279 shares at March 31, 2010 and 2009, respectively)	(2,554)	(2,325)
Notes receivable	—	(6)

Total stockholders’ equity	69,074	61,111

Total liabilities and stockholders’ equity	$108,979	$86,924

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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010 May 21, 2010	Page 8
Graham Corporation Fourth Quarter Fiscal 2010
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Year Ended March 31,
	2010	2009

Operating activities:
Net income	$6,361	$17,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,119	1,005
Amortization of unrecognized prior service cost and actuarial losses	678	106
Discount accretion on investments	(50)	(397)
Stock-based compensation expense	436	372
Loss on disposal or sale of property, plant and equipment	70	4
Deferred income taxes	(4,568)	6,022
(Increase) decrease in operating assets:
Accounts receivable	(299)	(1,941)
Unbilled revenue	7,407	(1,675)
Inventories	(1,433)	132
Income taxes receivable/payable	4,122	(2,552)
Prepaid expenses and other current and non-current assets	(24)	90
Prepaid pension asset	(245)	(7,677)
Increase (decrease) in operating liabilities:
Accounts payable	990	(11)
Accrued compensation, accrued expenses and other current and non-current liabilities	(401)	260
Customer deposits	16,130	(100)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(23)	(59)

Net cash provided by operating activities	30,270	11,046

Investing activities:
Purchase of property, plant and equipment	(1,003)	(1,492)
Proceeds from disposal of property, plant and equipment	9	1
Purchase of investments	(182,481)	(142,601)
Redemption of investments at maturity	153,530	136,620

Net cash used by investing activities	(29,945)	(7,472)

Financing activities:
Proceeds from issuance of long-term debt	822	2,927
Principal repayments on long-term debt	(861)	(2,955)
Issuance of common stock	62	695
Dividends paid	(788)	(754)
Purchase of treasury stock	(229)	(2,303)
Excess tax deduction on stock awards	40	1,696
Other	6	5

Net cash (used) provided by financing activities	(948)	(689)

Effect of exchange rate changes on cash	3	153

Net (decrease) increase in cash and cash equivalents	(620)	3,038
Cash and cash equivalents at beginning of year	5,150	2,112

Cash and cash equivalents at end of year	$4,530	$5,150

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Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010	Page 9
May 21, 2010
Graham Corporation
Additional Information
ORDER AND BACKLOG TREND
(Amounts in millions)

	Q109	Q209	Q309	Q409	FY2009	Q110	Q210	Q310	Q410	FY2010
	6/30/08	9/30/08	12/31/08	3/31/09	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	3/31/10
Orders	$27.8	$17.5	$8.1	$20.5	$73.9	$8.8	$29.6	$51.6	$18.3	$108.3
Backlog	$76.0	$69.7	$52.5	$48.3	$48.3	$37.0	$50.5	$89.8	$94.3	$94.3
SALES BY INDUSTRY — FISCAL 2010
(Amounts in millions)

	Q110%		Q210%		Q310%		Q410%		FY2010%
	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31//10	Total	3/31/10	Total
Refining	$9.2	46%	$7.1	44%	$4.4	36%	$4.7	34%	$25.4	41%
Chemical/ Petrochemical	$4.7	24%	$5.3	33%	$5.3	44%	$6.3	45%	$21.6	35%
Power	$0.1	N/A	$0.1	1%	$0.2	2%	$0.5	4%	$0.9	1%
Other	$6.1	30%	$3.6	22%	$2.3	18%	$2.3	17%	$14.3	23%
Total	$20.1		$16.1		$12.2		$13.8		$62.2
SALES BY INDUSTRY — FISCAL 2009
(Amounts in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
Refining	$14.4	52%	$11.1	47%	$11.3	46%	$9.3	37%	$46.0	46%
Chemical/ Petrochemical	$5.3	19%	$6.4	27%	$6.6	27%	$8.7	35%	$27.0	27%
Power	$1.3	5%	$2.0	8%	$1.5	6%	$0.6	3%	$5.5	5%
Other	$6.6	24%	$4.4	18%	$5.3	21%	$6.2	25%	$22.6	22%
Total	$27.6		$23.9		$24.7		$24.8		$101.1

Graham Corporation Reports Record Backlog for Fourth Quarter and Fiscal 2010
May 21, 2010
SALES BY REGION — FISCAL 2010
(Amounts in millions)

	Q110%		Q210%		Q310%		Q410%		FY2010%
	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31/10	Total	3/31/10	Total
United States	$10.2	51%	$8.1	50%	$5.1	42%	$4.5	33%	$27.9	45%
Middle East	$0.4	2%	$2.9	18%	$1.8	15%	$1.4	10%	$6.5	10%
Asia	$8.2	41%	$4.0	25%	$2.8	23%	$5.4	39%	$20.4	33%
Other	$1.3	6%	$1.1	7%	$2.5	20%	$2.5	18%	$7.4	12%
Total	$20.1		$16.1		$12.2		$13.8		$62.2
SALES BY REGION — FISCAL 2009
(Amounts in millions)

	Q109%		Q209%		Q309%		Q409%		FY2009%
	6/30/08	Total	9/30/08	Total	12/31/08	Total	3/31/09	Total	3/31/09	Total
United States	$18.6	67%	$15.0	63%	$14.4	58%	$15.8	64%	$63.7	63%
Middle East	$2.0	7%	$3.0	13%	$2.8	11%	$0.6	2%	$8.4	8%
Asia	$3.0	11%	$1.0	4%	$3.7	15%	$5.5	22%	$13.3	13%
Other	$4.0	15%	$4.9	20%	$3.8	16%	$2.9	12%	$15.7	16%
Total	$27.6		$23.9		$24.7		$24.8		$101.1
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